EXHIBIT 99.2

A message from Tom Stallings, CEO

Greetings EasyLinkers,

Today I am excited to tell you that our Board of Directors and Senior Management Team have agreed to sign an Agreement and Plan of Merger between EasyLink Services and OpenText™ Corporation.  OpenText, founded in 1991 and headquartered in Waterloo, Ontario, is the world's largest independent provider of Enterprise Content Management software. OpenText generated $1.033 billion (US dollars) in 2011 revenue and supports approximately 46,000 customers and millions of users in 114 countries.

In 2008 OpenText acquired Captaris, Inc., the provider of the RightFax Server product, and continues to market and support this messaging solution today.  With the acquisition of EasyLink, OpenText expands its portfolio strategically to include cloud-based on-demand and supply chain messaging solutions.  With a full suite of cloud and on premise offerings, our combined customers and prospects will have a compelling portfolio of messaging options to support their business needs.  In addition, the OpenText solutions open new opportunities for extending our customer relationships into content management offerings such as capture and imaging, OCR/ICR, archiving and more.

Over the next couple of months, OpenText will continue their due diligence while we prepare a proxy statement, obtain regulatory approvals and hold a shareholder meeting.  All of these activities are essential to gaining the approval from our shareholders to move forward with this transaction.  While working on these activities, we will continue to run our business as usual, continuing to focus on new sales and supporting our existing customers just as we have done in the past.

In the coming weeks, the OpenText team will visit a number of our locations and meet with various members of our team.  These visits will enable OpenText to begin developing their plan for operating the combined businesses.

I invite you to learn more about OpenText by visiting their website at http://www.opentext.com/2/global.htm.

Also, our press release announcing this acquisition may be found on our website at http://ir.easylink.com/index.cfm.

The management teams of both organizations are thrilled about the opportunities that will result from this merger.  Rest assured that we will keep you informed as we move toward closing the transaction.

Best Regards,

Tom Stallings

EasyLink Services International Corporation

Proprietary and Confidential

FAQs

What was announced?

OpenText Corporation announced the signing of a definitive agreement to acquire EasyLink Services International Corporation. This definitive agreement serves as the contract to manage all terms and conditions relating to this merger. It is not, however, the final step in the acquisition process. There will be activities over the next couple of months to complete due diligence, receive shareholder and government approvals and close the deal.

When will the acquisition take effect?

We expect to close the transaction in mid to late summer, 2012. Since EasyLink is a public company, the acquisition will require shareholder as well as regulatory approvals.

Will EasyLink remain a separate entity? How quickly will EasyLink integrate into Open Text?

Until the transaction closes, it’s business as usual. No decision has been made as to any integration of EasyLink operations into OpenText. More information will be provided after the close of the transaction.

What do we tell customers that may ask what impact this has on them?

At this time, it is business as usual. There will be no impact on our customers or the services they use from EasyLink. We anticipate over time offering our customers an extended portfolio of services that will be available as our business becomes part of the OpenText family.

Will there be a customer communication?

Currently, there is no proactive customer communication planned. Since the acquisition requires shareholder and regulatory approval, a customer communication is not anticipated until the deal has closed.

Does that mean I should not speak to a customer regarding this announcement or respond to a customer inquiry?

For some accounts, it will be appropriate to speak with them about the announcements. For others, it will be necessary to respond to a question. Specific communication guidelines will be forthcoming for those who have regular customer contact.

Why is this good for EasyLink?

OpenText is a leading software company with a large customer base whose customers will benefit from EasyLink’s cloud-based electronic messaging and business integration services. In turn, EasyLink customers will have the opportunity to extend and add value to their messaging applications with OpenText Content Server, OCR/ICR applications, business process management and case management solutions, as well as access to a full range of on-premise and hosted fax solutions to complement their existing fax solutions.

Our cloud-based fax solution competes with on premise servers. Do we continue to position our outsourced solution as a better alternative to the on premise servers?

You should continue to sell EasyLink’s cloud-based solutions as you do today regardless of who you are competing against. Product positioning will be determined as plans progress to integrate the companies and solutions.

EasyLink Services International Corporation

Proprietary and Confidential

What should I do now?

Stay focused on closing out a strong year. Right now, we remain completely separate companies until the transaction is approved and finalized. Post-close, EasyLink will all be an integral part of the success of our new combined company – so our near-term results will be our long-term success.

When will more information be provided?

The commitment is to provide answers as quickly as possible once the transaction closes. There will be communications once the transaction has closed, including a welcome site and FAQs, as well as information sessions. In the meantime, please remain focused on the day to day business.

Will any EasyLink office close or be consolidated?

We have not made any decisions regarding facilities. We have limited overlap, but things like this will be assessed and decisions, if any, made post-closing.

What about salary, benefits and holidays?

The companies are separate at this time so there are no changes for now. After the transaction closes, Human Resources will communicate fully with all EasyLink employees whether there will be any changes and, if there are any, what the timing is.

EasyLink Services International Corporation

Proprietary and Confidential